CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this registration statement on Form N1-A (“Registration Statement”) of our report, on the financial statements and financial highlights included in the September 31, 2015 Annual Report to Shareholders dated November 9, 2015 of the Putnam Dynamic Asset Allocation Growth Fund and November 11, 2015 of the Putnam Dynamic Asset Allocation Balanced Fund and Putnam Dynamic Asset Allocation Conservative Fund, a series of Putnam Asset Allocation Funds. We also consent to the references to us under the headings “Financial Highlights,” “Independent Registered Public Accounting Firm and Financial Statements” and “Other Disclosures” in such Registration Statement

PricewaterhouseCoopers LLP

Boston, Massachusetts

August 24, 2016